Exhibit 5.1
Simpson Thacher & Bartlett LLP
425 Lexington Avenue New York, NY 10017-3954
Telephone: +1-212-455-2000 Facsimile: +1-212-455-2502
Direct Dial Number	E-mail Address

May 21, 2026

Laureate Education, Inc.
PMB 1158, 1000 Brickell Avenue, Suite 715
Miami, Florida 33131
To the Addressee Stated Above:
We have acted as counsel to Laureate Education, Inc., a Delaware public benefit  corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 8,550,000 shares of common stock, $.004 par value per share, of the Company (the “Shares”) pursuant to the Laureate Education, Inc. 2026 Long Term Incentive Plan (the “Plan”).
We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company and the Plan, which have been filed with the Commission as exhibits to the Registration Statement.  In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.
Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP